Exhibit 99.1

RE/MAX HOLDINGS, INC. REPORTS FOURTH QUARTER 2024 RESULTS

Total Revenue of $72.5 Million, Adjusted EBITDA of $23.3 Million

DENVER, February 20, 2025

Fourth Quarter 2024 Highlights

(Compared to fourth quarter 2023 unless otherwise noted)

▪	Total Revenue decreased 5.4% to $72.5 million

▪	Revenue excluding the Marketing Funds[1] decreased 3.9% to $53.8 million, driven by negative 3.5% organic growth[2] and 0.4% adverse foreign currency movements

▪	Net income attributable to RE/MAX Holdings, Inc. of $5.8 million and earnings per diluted share (GAAP EPS) of $0.29

▪	Adjusted EBITDA[3] increased 1.6% to $23.3 million, Adjusted EBITDA margin[3] of 32.2% and Adjusted earnings per diluted share (Adjusted EPS3) of $0.30

▪	Total agent count increased 1.2% to 146,627 agents

▪	U.S. and Canada combined agent count decreased 4.8% to 76,457 agents

▪	Total open Motto Mortgage franchises decreased 8.5% to 225 offices[4]

Full-Year 2024 Highlights

(Compared to full year 2023 unless otherwise noted)

▪	Total Revenue decreased 5.5% to $307.7 million

▪	Revenue excluding the Marketing Funds[1] decreased 5.4% to $228.7 million, driven by negative 5.2% organic growth[2] and adverse foreign currency movements of 0.2%

▪	Net income attributable to RE/MAX Holdings, Inc. of $7.1 million and earnings per diluted share (GAAP EPS) of $0.37

▪	Adjusted EBITDA[3] increased 1.5% to $97.7 million, Adjusted EBITDA margin[3] of 31.8% and Adjusted earnings per diluted share (Adjusted EPS3) of $1.30

Operating Statistics as of January 31, 2025

(Compared to January 31, 2024, unless otherwise noted)

▪	Total agent count increased 1.5% to 145,626 agents

▪	U.S. and Canada combined agent count decreased 5.0% to 75,411 agents

▪	Total open Motto Mortgage franchises decreased 8.6% to 223 offices[4]

RE/MAX Holdings, Inc. (the “Company” or “RE/MAX Holdings”) (NYSE: RMAX), parent company of RE/MAX, one of the world’s leading franchisors of real estate brokerage services, and Motto Mortgage (“Motto”), the first and only national mortgage brokerage franchise brand in the U.S., today announced operating results for the quarter and year ended December 31, 2024.

“Our continued focus on operational efficiencies contributed to higher-than-forecasted fourth-quarter profit and margin performance, a trend we have seen now for three quarters in a row,” said Erik Carlson, RE/MAX Holdings Chief Executive Officer. “With a strengthened leadership team overseeing exciting new initiatives and revenue opportunities, we are entering 2025 with increasing momentum and remain centered on delivering the absolute best customer experience possible.”

RE/MAX Holdings, Inc. – Fourth Quarter 2024	Page 1 of 16

Fourth Quarter 2024 Operating Results

Agent Count

The following table compares agent count as of December 31, 2024 and 2023:

	As of December 31,		Change
	2024	2023	#	%
U.S.	51,286	55,131	(3,845)	(7.0)
Canada	25,171	25,168	3	0.0
Subtotal	76,457	80,299	(3,842)	(4.8)
Outside the U.S. & Canada	70,170	64,536	5,634	8.7
Total	146,627	144,835	1,792	1.2

Revenue

RE/MAX Holdings generated revenue of $72.5 million in the fourth quarter of 2024, a decrease of $4.1 million, or 5.4%, compared to $76.6 million in the fourth quarter of 2023. Revenue excluding the Marketing Funds was $53.8 million in the fourth quarter of 2024, a decrease of $2.2 million, or 3.9%, versus the same period in 2023. The decrease in Revenue excluding the Marketing Funds was attributable to negative organic revenue growth of 3.5% and adverse foreign currency movements of 0.4%. Negative organic revenue growth was principally driven by a decrease in U.S. agent count and a reduction in revenue contribution from previous acquisitions (excluding independent region acquisitions).

Recurring revenue streams, which consist of continuing franchise fees and annual dues, decreased $2.0 million, or 5.0%, compared to the fourth quarter of 2023 and accounted for 69.9% of Revenue excluding the Marketing Funds in the fourth quarter of 2024 compared to 70.7% of Revenue excluding the Marketing Funds in the prior-year period.

Operating Expenses

Total operating expenses were $68.2 million for the fourth quarter of 2024, a decrease of $18.1 million, or 21.0%, compared to $86.3 million in the fourth quarter of 2023. Fourth quarter 2024 total operating expenses decreased primarily due to lower settlement and impairment charges and lower selling, operating and administrative expenses. Fourth quarter 2024 settlement and impairment charges included an expense of approximately $5.5 million related to the settlement of certain industry class-action lawsuits in Canada.

Selling, operating and administrative expenses were $35.8 million in the fourth quarter of 2024, a decrease of $3.4 million, or 8.6%, compared to the fourth quarter of 2023 and represented 66.5% of Revenue excluding the Marketing Funds, compared to 69.9% in the prior-year period. Fourth quarter 2024 selling, operating and administrative expenses decreased primarily due to a decrease in bad debt and events-related expenses, partially offset by higher personnel costs.

Net Income (Loss) and GAAP EPS

Net income attributable to RE/MAX Holdings was $5.8 million for the fourth quarter of 2024 compared to net loss of ($10.9) million for the fourth quarter of 2023. Reported basic and diluted GAAP earnings per share were $0.31 and $0.29, respectively, for the fourth quarter of 2024 compared to basic and diluted GAAP loss per share of ($0.60) each in the fourth quarter of 2023.

RE/MAX Holdings, Inc. – Fourth Quarter 2024	Page 2 of 16

Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA was $23.3 million for the fourth quarter of 2024, an increase of $0.4 million, or 1.6%, compared to the fourth quarter of 2023. Fourth quarter 2024 Adjusted EBITDA increased primarily due to a decrease in bad debt and events-related expenses, partially offset by a decrease in U.S. agent count. Adjusted EBITDA margin was 32.2% in the fourth quarter of 2024, compared to 30.0% in the fourth quarter of 2023.

Adjusted basic and diluted EPS were $0.32 and $0.30, respectively, for the fourth quarter of 2024 compared to Adjusted basic and diluted EPS of $0.30 each for the fourth quarter of 2023. The ownership structure used to calculate Adjusted basic and diluted EPS for the quarter ended December 31, 2024, assumes RE/MAX Holdings owned 100% of RMCO, LLC (“RMCO”). The weighted average ownership RE/MAX Holdings had in RMCO was 60.1% for the quarter ended December 31, 2024.

Balance Sheet

As of December 31, 2024, the Company had cash and cash equivalents of $96.6 million, an increase of $14.0 million from December 31, 2023. As of December 31, 2024, the Company had $440.8 million of outstanding debt, net of an unamortized debt discount and issuance costs, compared to $444.6 million as of December 31, 2023.

Share Repurchases and Retirement

As previously disclosed, in January 2022 the Company’s Board of Directors authorized a common stock repurchase program of up to $100 million. During the three months ended December 31, 2024, the Company did not repurchase any shares. As of December 31, 2024, $62.5 million remained available under the share repurchase program.

Outlook

The Company’s first quarter and full year 2025 Outlook assumes no further currency movements, acquisitions, or divestitures.

For the first quarter of 2025, RE/MAX Holdings expects:

▪	Agent count to increase 1.0% to 2.0% over first quarter 2024;

▪	Revenue in a range of $71.0 million to $76.0 million (including revenue from the Marketing Funds in a range of $18.0 million to $20.0 million); and

▪	Adjusted EBITDA in a range of $16.0 million to $18.5 million.

For the full year 2025, the Company now expects:

▪	Agent count to change negative 1.0% to positive 1.0% over full year 2024;

▪	Revenue in a range of $290.0 million to $310.0 million (including revenue from the Marketing Funds in a range of $71.0 million to $75.0 million); and

▪	Adjusted EBITDA in a range of $90.0 million to $100.0 million.

Webcast and Conference Call

The Company will host a conference call for interested parties on Friday, February 21, 2025, beginning at 8:30 a.m. Eastern Time. Interested parties can register in advance for the conference call using the link below:

https://registrations.events/direct/Q4I941153786

Interested parties also can access a live webcast through the Investor Relations section of the Company’s website at http://investors.remaxholdings.com. Please dial-in or join the webcast 10 minutes before the start of the conference call. An archive of the webcast will be available on the Company’s website for a limited time as well.

RE/MAX Holdings, Inc. – Fourth Quarter 2024	Page 3 of 16

Basis of Presentation

Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

Footnotes:

1Revenue excluding the Marketing Funds is a non-GAAP measure of financial performance that differs from U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and a reconciliation to the most directly comparable U.S. GAAP measure is as follows (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenue excluding the Marketing Funds:
Total revenue	$72,467	$76,600	$307,685	$325,671
Less: Marketing Funds fees	18,652	20,589	78,983	83,861
Revenue excluding the Marketing Funds	$53,815	$56,011	$228,702	$241,810

2The Company defines organic revenue growth as revenue growth from continuing operations excluding (i) revenue from Marketing Funds, (ii) revenue from acquisitions, and (iii) the impact of foreign currency movements. The Company defines revenue from acquisitions as the revenue generated from the date of an acquisition to its first anniversary (excluding Marketing Funds revenue related to acquisitions where applicable).

3Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS are non-GAAP measures. These terms are defined at the end of this release. Please see Tables 5 and 6 appearing later in this release for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.

4Total open Motto Mortgage franchises includes only “bricks and mortar” offices with a unique physical address with rights granted by a full franchise agreement with Motto Franchising, LLC and excludes any “virtual” offices or BranchiseSM offices.

# # #

About RE/MAX Holdings, Inc.

RE/MAX Holdings, Inc. (NYSE: RMAX) is one of the world’s leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX® brand, and mortgage brokerages within the U.S. under the Motto® Mortgage brand. RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Now with more than 145,000 agents in nearly 9,000 offices and a presence in more than 110 countries and territories, nobody in the world sells more real estate than RE/MAX, as measured by total residential transaction sides. Dedicated to innovation and change in the real estate industry, RE/MAX launched Motto Franchising, LLC, a ground-breaking mortgage brokerage franchisor, in 2016. Motto Mortgage, the first and only national mortgage brokerage franchise brand in the U.S., has over 220 offices across more than 40 states.

RE/MAX Holdings, Inc. – Fourth Quarter 2024	Page 4 of 16

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are often identified by the use of words such as “believe,” “intend,” “expect,” “estimate,” “plan,” “outlook,” “project,” “anticipate,” “may,” “will,” “would” and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. Forward-looking statements include statements related to agent count; Motto open offices; franchise sales; revenue, including new revenue opportunities; the Company’s outlook for the first quarter and full year 2025; non-GAAP financial measures; housing and mortgage market conditions; operational efficiencies; litigation settlement; the Company’s expectations around its leadership team and new initiatives; our belief that we are entering 2025 with increased momentum; and our focus on delivering the best customer experience possible. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily accurately indicate the times at which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, without limitation, (1) changes in the real estate market or interest rates and availability of financing, (2) changes in business and economic activity in general, (3) the Company’s ability to attract and retain quality franchisees, (4) the Company’s franchisees’ ability to recruit and retain real estate agents and mortgage loan originators, (5) changes in laws and regulations, (6) the Company’s ability to enhance, market, and protect its brands, (7) the Company’s ability to implement its technology initiatives, (8) risks related to the Company’s leadership transition, (9) fluctuations in foreign currency exchange rates, (10) the nature and amount of the exclusion of charges in future periods when determining Adjusted EBITDA is subject to uncertainty and may not be similar to such charges in prior periods, and (11) those risks and uncertainties described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company’s website at www.remaxholdings.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no obligation, to update this information to reflect future events or circumstances.

Investor Contact:	Media Contact:
Andy Schulz	Kimberly Golladay
(303) 796-3287	(303) 224-4258
aschulz@remax.com	kgolladay@remax.com

RE/MAX Holdings, Inc. – Fourth Quarter 2024	Page 5 of 16

TABLE 1

RE/MAX Holdings, Inc.

Consolidated Statements of Income (Loss)

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenue:
Continuing franchise fees	$29,788	$31,373	$122,011	$127,384
Annual dues	7,843	8,243	32,188	33,904
Broker fees	11,657	11,544	51,816	51,012
Marketing Funds fees	18,652	20,589	78,983	83,861
Franchise sales and other revenue	4,527	4,851	22,687	29,510
Total revenue	72,467	76,600	307,685	325,671
Operating expenses:
Selling, operating and administrative expenses	35,770	39,131	152,258	171,548
Marketing Funds expenses	18,652	20,589	78,983	83,861
Depreciation and amortization	7,072	8,178	29,561	32,414
Settlement and impairment charges	5,483	18,783	5,483	73,783
Change in estimated tax receivable agreement liability	1,219	(381)	1,219	(25,298)
Total operating expenses	68,196	86,300	267,504	336,308
Operating income (loss)	4,271	(9,700)	40,181	(10,637)
Other expenses, net:
Interest expense	(8,562)	(9,364)	(36,258)	(35,741)
Interest income	903	1,102	3,738	4,420
Foreign currency transaction gains (losses)	(893)	36	(1,461)	419
Total other expenses, net	(8,552)	(8,226)	(33,981)	(30,902)
Income (loss) before provision for income taxes	(4,281)	(17,926)	6,200	(41,539)
Provision for income taxes	8,361	(453)	1,877	(56,947)
Net income (loss)	$4,080	$(18,379)	$8,077	$(98,486)
Less: net income (loss) attributable to non-controlling interest	(1,725)	(7,472)	954	(29,464)
Net income (loss) attributable to RE/MAX Holdings, Inc.	$5,805	$(10,907)	$7,123	$(69,022)

Net income (loss) attributable to RE/MAX Holdings, Inc. per share of Class A common stock
Basic	$0.31	$(0.60)	$0.38	$(3.81)
Diluted	$0.29	$(0.60)	$0.37	$(3.81)
Weighted average shares of Class A common stock outstanding
Basic	18,921,229	18,253,608	18,780,200	18,111,409
Diluted	19,985,471	18,253,608	19,293,827	18,111,409
Cash dividends declared per share of Class A common stock	$—	$—	$—	$0.69

RE/MAX Holdings, Inc. – Fourth Quarter 2024	Page 6 of 16

TABLE 2

RE/MAX Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	As of
	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$96,619	$82,623
Restricted cash	72,668	43,140
Accounts and notes receivable, current portion, net of allowances	27,807	33,427
Income taxes receivable	7,592	1,706
Other current assets	13,825	15,669
Total current assets	218,511	176,565
Property and equipment, net of accumulated depreciation	7,578	8,633
Operating lease right of use assets	17,778	23,013
Franchise agreements, net	81,186	101,516
Other intangible assets, net	13,382	19,176
Goodwill	237,239	241,164
Income taxes receivable, net of current portion	355	—
Other assets, net of current portion	5,565	7,083
Total assets	$581,594	$577,150
Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$5,761	$4,700
Accrued liabilities	110,859	107,434
Income taxes payable	541	766
Deferred revenue	22,848	23,077
Current portion of debt	4,600	4,600
Current portion of payable pursuant to tax receivable agreements	1,537	822
Operating lease liabilities	8,556	7,920
Total current liabilities	154,702	149,319
Debt, net of current portion	436,243	439,980
Deferred tax liabilities	8,448	10,797
Deferred revenue, net of current portion	14,778	17,607
Operating lease liabilities, net of current portion	22,669	31,479
Other liabilities, net of current portion	3,148	4,029
Total liabilities	639,988	653,211
Commitments and contingencies
Stockholders' equity (deficit):
Class A common stock, par value $.0001 per share, 180,000,000 shares authorized; 18,971,435 and 18,269,284 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	2	2
Class B common stock, par value $.0001 per share, 1,000 shares authorized; 1 share issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	—	—
Additional paid-in capital	565,072	550,637
Accumulated deficit	(133,727)	(140,217)
Accumulated other comprehensive income (deficit), net of tax	(1,864)	638
Total stockholders' equity attributable to RE/MAX Holdings, Inc.	429,483	411,060
Non-controlling interest	(487,877)	(487,121)
Total stockholders' equity (deficit)	(58,394)	(76,061)
Total liabilities and stockholders' equity (deficit)	$581,594	$577,150

RE/MAX Holdings, Inc. – Fourth Quarter 2024	Page 7 of 16

TABLE 3

RE/MAX Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended
	December 31,
	2024	2023	2022
Cash flows from operating activities:
Net income (loss)	$8,077	$(98,486)	$10,757
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	29,561	32,414	35,769
Equity-based compensation expense	18,855	19,536	22,044
Bad debt expense	1,359	6,784	2,581
Deferred income tax expense (benefit)	(2,102)	49,387	(183)
Fair value adjustments to contingent consideration	(225)	(533)	(133)
Settlement charge	5,483	55,150	—
Impairment charge - goodwill	—	18,633	7,100
Impairment charge - leased assets	—	—	6,248
Loss on sale or disposition of assets, net	190	406	1,320
Non-cash lease benefit	(2,928)	(2,847)	(2,108)
Non-cash loss on lease termination	—	—	1,175
Non-cash debt charges	863	860	861
Payment of contingent consideration in excess of acquisition date fair value	(360)	—	—
Change in estimated tax receivable agreement liability	1,219	(25,298)	(702)
Other, net	(220)	62	47
Changes in operating assets and liabilities
Accounts and notes receivable, current portion	7,505	(8,442)	2,789
Other current and noncurrent assets	712	6,461	5,163
Other current and noncurrent liabilities	1,542	(20,249)	(17,533)
Payments pursuant to tax receivable agreements	(504)	(440)	(3,240)
Income taxes receivable/payable	(6,505)	298	(871)
Deferred revenue, current and noncurrent	(2,870)	(5,432)	58
Net cash provided by operating activities	59,652	28,264	71,142
Cash flows from investing activities:
Purchases of property, equipment and capitalization of software	(6,622)	(6,419)	(9,932)
Other	746	776	(1,568)
Net cash used in investing activities	(5,876)	(5,643)	(11,500)
Cash flows from financing activities:
Payments on debt	(4,600)	(4,600)	(4,600)
Distributions paid to non-controlling unitholders	—	(8,655)	(13,832)
Dividends and dividend equivalents paid to Class A common stockholders	(599)	(13,553)	(18,186)
Payments related to tax withholding for share-based compensation	(3,075)	(4,367)	(6,524)
Common shares repurchased	—	(3,408)	(34,101)
Payment of contingent consideration	—	(1,234)	(1,120)
Other financing	1	—	—
Net cash used in financing activities	(8,273)	(35,817)	(78,363)
Effect of exchange rate changes on cash	(1,979)	831	(1,550)
Net increase (decrease) in cash, cash equivalents and restricted cash	43,524	(12,365)	(20,271)
Cash, cash equivalents and restricted cash, beginning of period	125,763	138,128	158,399
Cash, cash equivalents and restricted cash, end of period	$169,287	$125,763	$138,128

RE/MAX Holdings, Inc. – Fourth Quarter 2024	Page 8 of 16

TABLE 4

RE/MAX Holdings, Inc.

Agent Count

(Unaudited)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023	2023	2023	2023	2022
Agent Count:
U.S.
Company-Owned Regions	44,911	46,283	46,780	47,302	48,401	49,576	50,011	50,340	51,491
Independent Regions	6,375	6,525	6,626	6,617	6,730	6,918	6,976	7,110	7,228
U.S. Total	51,286	52,808	53,406	53,919	55,131	56,494	56,987	57,450	58,719
Canada
Company-Owned Regions	20,311	20,515	20,347	20,151	20,270	20,389	20,354	20,172	20,228
Independent Regions	4,860	4,878	4,846	4,885	4,898	4,899	4,864	4,899	4,892
Canada Total	25,171	25,393	25,193	25,036	25,168	25,288	25,218	25,071	25,120
U.S. and Canada Total	76,457	78,201	78,599	78,955	80,299	81,782	82,205	82,521	83,839
Outside U.S. and Canada
Independent Regions	70,170	67,282	64,943	64,332	64,536	63,527	62,305	61,002	60,175
Outside U.S. and Canada Total	70,170	67,282	64,943	64,332	64,536	63,527	62,305	61,002	60,175
Total	146,627	145,483	143,542	143,287	144,835	145,309	144,510	143,523	144,014

RE/MAX Holdings, Inc. – Fourth Quarter 2024	Page 9 of 16

TABLE 5

RE/MAX Holdings, Inc.

Adjusted EBITDA Reconciliation to Net Income (Loss)

(In thousands, except percentages)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (loss)	$4,080	$(18,379)	$8,077	$(98,486)
Depreciation and amortization	7,072	8,178	29,561	32,414
Interest expense	8,562	9,364	36,258	35,741
Interest income	(903)	(1,102)	(3,738)	(4,420)
Provision for income taxes	(8,361)	453	(1,877)	56,947
EBITDA	10,450	(1,486)	68,281	22,196
Settlement charge (1)	5,483	150	5,483	55,150
Impairment charge - goodwill (2)	—	18,633	—	18,633
Equity-based compensation expense	4,412	5,486	18,855	19,536
Acquisition-related expense (3)	—	103	—	263
Fair value adjustments to contingent consideration (4)	75	(154)	(225)	(533)
Restructuring charges (5)	1,286	(35)	1,227	4,210
Change in estimated tax receivable agreement liability (6)	1,219	(381)	1,219	(25,298)
Other adjustments (7)	416	660	2,860	2,131
Adjusted EBITDA (8)	$23,341	$22,976	$97,700	$96,288
Adjusted EBITDA Margin (8)	32.2%	30.0%	31.8%	29.6%

(1)	Represents the settlements of certain industry class-action lawsuits.

(2)	During the fourth quarter of 2023, in connection with our annual goodwill impairment test, we concluded that the carrying value of the Mortgage reporting unit within the Mortgage segment exceeded its fair value, resulting in an impairment charge to the Mortgage reporting unit goodwill.

(3)	Acquisition-related expense includes personnel, legal, accounting, advisory and consulting fees incurred in connection with acquisition activities and integration of acquired companies.

(4)	Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liabilities.

(5)	During the fourth quarter of 2024, the Company restructured its support services intended to further enhance the overall customer experience. Additionally, during the third quarter of 2023, the Company announced a reduction in force and reorganization intended to streamline the Company’s operations and yield cost savings over the long term.

(6)	Change in estimated tax receivable agreement liability is a result of a valuation allowance on deferred tax assets recorded during 2024 and 2023.

(7)	Other adjustments are primarily made up of employee retention related expenses from the Company’s CEO transition.

(8)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

RE/MAX Holdings, Inc. – Fourth Quarter 2024	Page 10 of 16

TABLE 6

RE/MAX Holdings, Inc.

Adjusted Net Income (Loss) and Adjusted Earnings per Share

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (loss)	$4,080	$(18,379)	$8,077	$(98,486)
Amortization of acquired intangible assets	4,621	5,741	19,706	23,040
Provision for income taxes	(8,361)	453	(1,877)	56,947
Add-backs:
Settlement charge (1)	5,483	150	5,483	55,150
Impairment charge - goodwill (2)	—	18,633	—	18,633
Equity-based compensation expense	4,412	5,486	18,855	19,536
Acquisition-related expense (3)	—	103	—	263
Fair value adjustments to contingent consideration (4)	75	(154)	(225)	(533)
Restructuring charges (5)	1,286	(35)	1,227	4,210
Change in estimated tax receivable agreement liability (6)	1,219	(381)	1,219	(25,298)
Other adjustments (7)	416	660	2,860	2,131
Adjusted pre-tax net income	13,231	12,277	55,325	55,593
Less: Provision for income taxes at 25% (8)	(3,307)	(3,069)	(13,831)	(13,898)
Adjusted net income (9)	$9,924	$9,208	$41,494	$41,695

Total basic pro forma shares outstanding	31,480,829	30,813,208	31,339,800	30,671,009
Total diluted pro forma shares outstanding	32,545,071	30,813,208	31,853,427	30,671,009

Adjusted net income basic earnings per share (9)	$0.32	$0.30	$1.32	$1.36
Adjusted net income diluted earnings per share (9)	$0.30	$0.30	$1.30	$1.36

(1)	Represents the settlements of certain industry class-action lawsuits.

(2)	During the fourth quarter of 2023, in connection with our annual goodwill impairment test, we concluded that the carrying value of the Mortgage reporting unit within the Mortgage segment exceeded its fair value, resulting in an impairment charge to the Mortgage reporting unit goodwill.

(3)	Acquisition-related expense includes personnel, legal, accounting, advisory and consulting fees incurred in connection with acquisition activities and integration of acquired companies.

(4)	Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liabilities.

(5)	During the fourth quarter of 2024, the Company restructured its support services intended to further enhance the overall customer experience. Additionally, during the third quarter of 2023, the Company announced a reduction in force and reorganization intended to streamline the Company’s operations and yield cost savings over the long term.

(6)	Change in estimated tax receivable agreement liability is a result of a valuation allowance on deferred tax assets recorded during 2024 and 2023.

(7)	Other adjustments are primarily made up of employee retention related expenses from the Company’s CEO transition.

(8)	The long-term tax rate assumes the exchange of all outstanding non-controlling interest partnership units for Class A Common Stock that (a) removes the impact of unusual, non-recurring tax matters and (b) does not estimate the residual impacts to foreign taxes of additional step-ups in tax basis from an exchange because that is dependent on stock prices at the time of such exchange and the calculation is impracticable.

(9)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

RE/MAX Holdings, Inc. – Fourth Quarter 2024	Page 11 of 16

TABLE 7

RE/MAX Holdings, Inc.

Pro Forma Shares Outstanding

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Total basic weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	18,921,229	18,253,608	18,780,200	18,111,409
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600	12,559,600	12,559,600
Total basic pro forma weighted average shares outstanding	31,480,829	30,813,208	31,339,800	30,671,009

Total diluted weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	18,921,229	18,253,608	18,780,200	18,111,409
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600	12,559,600	12,559,600
Dilutive effect of unvested restricted stock units (1)	1,064,242	—	513,627	—
Total diluted pro forma weighted average shares outstanding	32,545,071	30,813,208	31,853,427	30,671,009

(1)	In accordance with the treasury stock method.

RE/MAX Holdings, Inc. – Fourth Quarter 2024	Page 12 of 16

TABLE 8

RE/MAX Holdings, Inc.

Adjusted Free Cash Flow & Unencumbered Cash

(Unaudited)

	Year Ended
	December 31,
	2024	2023
Cash flow from operations	$59,652	$28,264
Less: Purchases of property, equipment and capitalization of software	(6,622)	(6,419)
(Increases) decreases in restricted cash of the Marketing Funds (1)	(2,028)	13,825
Adjusted free cash flow (2)	51,002	35,670

Adjusted free cash flow (2)	51,002	35,670
Less: Tax/Other non-dividend distributions to RIHI	—	(12)
Adjusted free cash flow after tax/non-dividend distributions to RIHI (2)	51,002	35,658

Adjusted free cash flow after tax/non-dividend distributions to RIHI (2)	51,002	35,658
Less: Debt principal payments	(4,600)	(4,600)
Unencumbered cash generated (2)	$46,402	$31,058

Summary
Cash flow from operations	$59,652	$28,264
Adjusted free cash flow (2)	$51,002	$35,670
Adjusted free cash flow after tax/non-dividend distributions to RIHI (2)	$51,002	$35,658
Unencumbered cash generated (2)	$46,402	$31,058

Adjusted EBITDA (2)	$97,700	$96,288
Adjusted free cash flow as % of Adjusted EBITDA (2)	52.2%	37.0%
Adjusted free cash flow less distributions to RIHI as % of Adjusted EBITDA (2)	52.2%	37.0%
Unencumbered cash generated as % of Adjusted EBITDA (2)	47.5%	32.3%

(1)	This line reflects any subsequent changes in the restricted cash balance (which under GAAP reflects as either (a) an increase or decrease in cash flow from operations or (b) an incremental amount of purchases of property and equipment and capitalization of developed software) to remove the impact of changes in restricted cash in determining adjusted free cash flow.

(2)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

RE/MAX Holdings, Inc. – Fourth Quarter 2024	Page 13 of 16

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of financial measures that are not in accordance with U.S. GAAP, such as revenue excluding the Marketing Funds, Adjusted EBITDA and the ratios related thereto, Adjusted net income, Adjusted basic and diluted earnings per share (Adjusted EPS) and adjusted free cash flow. These measures are derived based on methodologies other than in accordance with U.S. GAAP.

Revenue excluding the Marketing Funds is calculated directly from our consolidated financial statements as Total revenue less Marketing Funds fees.

The Company defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, interest income and the provision for income taxes, each of which is presented in the unaudited consolidated financial statements included earlier in this press release), adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: loss or gain on sale or disposition of assets and sublease, settlement and impairment charges, equity-based compensation expense, acquisition-related expense, gain on reduction in tax receivable agreement liability, expense or income related to changes in the estimated fair value measurement of contingent consideration, restructuring charges and other non-recurring items. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenue.

Because Adjusted EBITDA and Adjusted EBITDA margin omit certain non-cash items and other non-recurring cash charges or other items, the Company believes that each measure is less susceptible to variances that affect its operating performance resulting from depreciation, amortization and other non-cash and non-recurring cash charges or other items. The Company presents Adjusted EBITDA and the related Adjusted EBITDA margin because the Company believes they are useful as supplemental measures in evaluating the performance of its operating businesses and provides greater transparency into the Company’s results of operations. The Company’s management uses Adjusted EBITDA and Adjusted EBITDA margin as factors in evaluating the performance of the business.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyzing the Company’s results as reported under U.S. GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash requirements for, the Company’s working capital needs;

•	these measures do not reflect the Company’s interest expense, or the cash requirements necessary to service interest or principal payments on its debt;

•	these measures do not reflect the Company’s income tax expense or the cash requirements to pay its taxes;

RE/MAX Holdings, Inc. – Fourth Quarter 2024	Page 14 of 16

•	these measures do not reflect the cash requirements to pay dividends to stockholders of the Company’s Class A common stock and tax and other cash distributions to its non-controlling unitholders;

•	these measures do not reflect the cash requirements pursuant to the tax receivable agreements;

•	these measures do not reflect the cash requirements for share repurchases;

•	these measures do not reflect the cash requirements for the settlements of certain industry class-action lawsuits and other legal settlements;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements;

•	although equity-based compensation is a non-cash charge, the issuance of equity-based awards may have a dilutive impact on earnings per share; and

•	other companies may calculate these measures differently so similarly named measures may not be comparable.

The Company's Adjusted EBITDA guidance does not include certain charges and costs. The adjustments to EBITDA in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior quarters, such as gain or loss on sale or disposition of assets and sublease, settlement and impairment charges, equity-based compensation expense, acquisition-related expense, gains or losses from changes in the tax receivable agreement liability, expense or income related to changes in the fair value measurement of contingent consideration, restructuring charges and other non-recurring items. The exclusion of these charges and costs in future periods will have a significant impact on the Company's Adjusted EBITDA. The Company is not able to provide a reconciliation of the Company's non-GAAP financial guidance to the corresponding U.S. GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

Adjusted net income is calculated as Net income attributable to RE/MAX Holdings, assuming the full exchange of all outstanding non-controlling interests for shares of Class A common stock as of the beginning of the period (and the related increase to the provision for income taxes after such exchange), plus primarily non-cash items and other items that management does not consider to be useful in assessing the Company’s operating performance (e.g., amortization of acquired intangible assets, gain on sale or disposition of assets and sub-lease, non-cash impairment charges, acquisition-related expense, restructuring charges and equity-based compensation expense).

Adjusted basic and diluted earnings per share (Adjusted EPS) are calculated as Adjusted net income (as defined above) divided by pro forma (assuming the full exchange of all outstanding non-controlling interests) basic and diluted weighted average shares, as applicable.

RE/MAX Holdings, Inc. – Fourth Quarter 2024	Page 15 of 16

When used in conjunction with GAAP financial measures, Adjusted net income and Adjusted EPS are supplemental measures of operating performance that management believes are useful measures to evaluate the Company’s performance relative to the performance of its competitors as well as performance period over period. By assuming the full exchange of all outstanding non-controlling interests, management believes these measures:

•	facilitate comparisons with other companies that do not have a low effective tax rate driven by a non-controlling interest on a pass-through entity;

•	facilitate period over period comparisons because they eliminate the effect of changes in Net income attributable to RE/MAX Holdings, Inc. driven by increases in its ownership of RMCO, LLC, which are unrelated to the Company’s operating performance; and

•	eliminate primarily non-cash and other items that management does not consider to be useful in assessing the Company’s operating performance.

Adjusted free cash flow is calculated as cash flows from operations less capital expenditures and any changes in restricted cash of the Marketing Funds, all as reported under GAAP, and quantifies how much cash a company has to pursue opportunities that enhance shareholder value. The restricted cash of the Marketing Funds is limited in use for the benefit of franchisees and any impact to adjusted free cash flow is removed. The Company believes adjusted free cash flow is useful to investors as a supplemental measure as it calculates the cash flow available for working capital needs, re-investment opportunities, potential Independent Region and strategic acquisitions, dividend payments or other strategic uses of cash.

Adjusted free cash flow after tax and non-dividend distributions to RIHI is calculated as adjusted free cash flow less tax and other non-dividend distributions paid to RIHI (the non-controlling interest holder) to enable RIHI to satisfy its income tax obligations. Similar payments would be made by the Company directly to federal and state taxing authorities as a component of the Company’s consolidated provision for income taxes if a full exchange of non-controlling interests occurred in the future. As a result and given the significance of the Company’s ongoing tax and non-dividend distribution obligations to its non-controlling interest, adjusted free cash flow after tax and non-dividend distributions, when used in conjunction with GAAP financial measures, provides a meaningful view of cash flow available to the Company to pursue opportunities that enhance shareholder value.

Unencumbered cash generated is calculated as adjusted free cash flow after tax and non-dividend distributions to RIHI less quarterly debt principal payments less annual excess cash flow payment on debt, as applicable. Given the significance of the Company’s excess cash flow payment on debt, when applicable, unencumbered cash generated, when used in conjunction with GAAP financial measures, provides a meaningful view of the cash flow available to the Company to pursue opportunities that enhance shareholder value after considering its debt service obligations.

RE/MAX Holdings, Inc. – Fourth Quarter 2024	Page 16 of 16